COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS MASSACHUSETTS INTERMEDIATE MUNICIPAL BOND FUND
AND THE LEHMAN BROTHERS 10-YEAR MUNICIPAL BOND INDEX

EXHIBIT A:

             LEHMAN      DREYFUS
            BROTHERS     MASSACHUSETTS
            10-YEAR      INTERMEDIATE
           MUNICIPAL     MUNICIPAL
  PERIOD      BOND         BOND
            INDEX *        FUND

  6/26/92   10,000        10,000
  3/31/93   10,898        10,885
  3/31/94   11,205        11,231
  3/31/95   12,048        11,706
  3/31/96   13,116        12,551
  3/31/97   13,800        13,051
  3/31/98   15,233        14,177
  3/31/99   16,188        14,922
  3/31/00   16,265        14,925

* Source: Lipper Analytical Services, Inc.